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                                                                    EXHIBIT 4.12
                      SECOND AMENDMENT TO RIGHTS AGREEMENT

         This SECOND amendment TO RIGHTS AGREEMENT is made and entered into as of December 6, 2001, to be effective as of March 6, 2002, by and between Per-Se Technologies, Inc., a Delaware corporation formerly known as Medaphis Corporation ("Per-Se"), and American Stock Transfer & Trust Company, a New York banking corporation, as Rights Agent (the "Rights Agent").

                                     Preface

         Reference is made to the Rights Agreement dated as of February 11, 1999, by and between Per-Se (then known as Medaphis Corporation) and the Rights Agent (the "Rights Agreement"), as amended by the First Amendment to Rights Agreement dated as of May 4, 2000, between Per-Se and the Rights Agent (the "First Amendment"). Capitalized terms used herein and not otherwise defined shall have the same meanings ascribed thereto in the Rights Agreement.

         The Rights Agreement provides for a dividend distribution of one Right for each share of common stock of Per-Se outstanding, each Right initially representing the right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock. Certain events are triggered under the Rights Agreement upon any person becoming an "Acquiring Person," as defined in
Section 1(a) of the Rights Agreement.

         Section 27(a) of the Rights Agreement provides for the amendment or modification of the Rights Agreement.

         In the First Amendment, Per-Se provided for the exclusion of Basil P. Regan and Regan Partners, L.P. (collectively, "Regan Fund Management") from the definition of the term "Acquired Person," so long as Regan Fund Management does not become the Beneficial Owner of 20% or more of the then outstanding shares of Common Stock. Per-Se now desires to amend the Rights Agreement a second time pursuant to Section 27(a) thereof, to delete the exclusion of Regan Fund Management provided for in the First Amendment, and to restore the text of
Section 1(a) of the Rights Agreement to its form prior to the First Amendment, thereby rescinding the exclusion of Regan Fund Management from the definition of the term "Acquired Person."

                             Statement of Amendment

         Effective as of March 6, 2002, the Rights Agreement is amended as follows:

         Section 1(a) of the Rights Agreement is amended by deleting subsection
(vi) of clause (x) thereof in its entirety, and inserting the word "or" immediately preceding subsection (v) of that clause.


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         Except as specifically amended herein, the Rights Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, each of the parties has caused this Second Amendment to the Rights Agreement to be executed by its duly authorized representative as of the day and year first above written.

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
PER-SE TECHNOLOGIES, INC.                                     AMERICAN STOCK TRANSFER
                                                              & TRUST COMPANY,  as Rights Agent

By: /s/ PHILIP M. PEAD                                        By: /s/ HERBERT J. LEMMER
   -------------------------------------------                   ---------------------------------------
     Philip M. Pead                                                Name: Herbert J. Lemmer
     President and Chief Executive Officer                         Title:  Vice President

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